EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

 SECOND QUARTER 2014 RECORD RESULTS

AND INCREASE IN DIVIDEND

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. July 23, 2014.  Amphenol Corporation (NYSE:APH) reported today record second quarter 2014 diluted earnings per share of $1.09 compared to $.95 for the comparable 2013 period. Sales for the second quarter 2014 were a record $1.314 billion compared to $1.136 billion for the 2013 period. Currency translation had the effect of increasing sales by approximately $9.1 million in the second quarter 2014 compared to the 2013 period.

For the six months ended June 30, 2014, diluted earnings per share was $2.07 on an as reported basis and $2.08 excluding one-time items, compared to $1.89 on as reported basis and $1.82 excluding one-time items for the comparable 2013 period.  The 2014 period includes a one-time charge of $2 million ($.01 per share) related to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013.  The 2013 period includes a one-time tax benefit of $11 million, or $.07 per share related to the January 2, 2013 reinstatement of certain federal income tax provisions with retroactive effect to 2012.  Under U.S. GAAP, the related benefit of $11 million ($.07 per share) relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement.

The Company’s Board of Directors has approved an increase in the quarterly dividend from $.20 to $.25 per share to be paid on or about October 1, 2014 to holders of record of the Company’s Class A Common stock as of September 10, 2014.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “For the second quarter 2014, we are pleased to  report new records in both sales and EPS of $1.314 billion and $1.09, up 16% and 15%, respectively, over the comparable 2013 quarter.  The Company achieved strong year-over-year growth in most of our end markets, including the automotive, commercial air, industrial and mobile networks markets.  This growth was driven both organically and through the Company’s successful acquisition program.  In addition, sales grew 5% sequentially supported by growth in all of the Company’s markets. Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, as well as our acquisition program, continue to expand the Company’s growth opportunities.”

“In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in a 70 basis point sequential increase in operating margin over the first quarter 2014 to 19.5% in the second quarter 2014.  This performance is a direct result of our outstanding management team’s ability to drive incremental operating margins through focused operational execution and an unrelenting focus on all elements of cost. I am very proud of our organization as we continue to execute well.”

“The Company achieved strong operating cash flow in the quarter of $181 million.  The Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including the purchase, during the quarter, of 1.4 million shares of the Company’s stock pursuant to our stock repurchase plan and a 25% increase in the quarterly dividend from $.20 to $.25 per share.”

“Assuming stable economic conditions and constant currency exchange rates, we expect third quarter 2014 revenues in the range of $1.320 billion to $1.350 billion and diluted EPS in the range of $1.12 to $1.15.  For the year 2014, we are increasing our expectations for revenues and diluted EPS and now expect to achieve revenues in the range of $5.210 billion to $5.270 billion, an increase of 13% to 14% over 2013 and diluted EPS of $4.35 to $4.41 (excluding one-time items), an increase of 13% to 15% over 2013. While there remain uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (EDT) July 23, 2014.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EDT) on Saturday, August 23, 2014.  The replay numbers are toll free 888-566-0574; International toll number is 402-998-0680; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$1,314,172	$1,136,067	$2,560,246	$2,215,872

Cost of sales	897,405	776,279	1,754,623	1,518,192

Gross profit	416,767	359,788	805,623	697,680

Acquisition-related expenses	—	—	2,020	—

Selling, general and administrative expense	160,957	135,775	315,658	266,710

Operating income	255,810	224,013	487,945	430,970

Interest expense	(20,081)	(15,621)	(39,152)	(31,078)
Other income, net	4,293	3,033	8,358	5,818

Income before income taxes	240,022	211,425	457,151	405,710

Provision for income taxes	(63,605)	(56,557)	(120,932)	(97,229)

Net income	176,417	154,868	336,219	308,481
Less: Net income attributable to noncontrolling interests	(1,485)	(880)	(2,804)	(1,486)

Net income attributable to Amphenol Corporation	$174,932	$153,988	$333,415	$306,995

Net income per common share - Basic	$1.11	$0.96	$2.12	$1.92

Weighted average common shares outstanding - Basic	157,114,685	159,705,021	157,320,441	159,721,503

Net income per common share - Diluted (1)(2)	$1.09	$0.95	$2.07	$1.89

Weighted average common shares outstanding - Diluted	160,791,135	162,935,428	160,983,079	162,824,829

Dividends declared per common share	$0.200	$0.105	$0.400	$0.210

Note 1

Earnings per share in the six months ended June 30, 2014 included acquisition-related expenses of $2.0 million ($1.3 million after-tax), or $.01 per share, relating to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013. Excluding this effect, diluted earnings per share was $2.08 for the six months ended June 30, 2014.

Note 2

Earnings per share in the six months ended June 30, 2013 included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U. S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income. Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012. Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $1.82 for the six months ended June 30, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	June 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$1,080,083	$886,838
Short-term investments	363,817	305,324
Total cash, cash equivalents and short-term investments	1,443,900	1,192,162
Accounts receivable, less allowance for doubtful accounts of $11,758 and $12,010, respectively	1,031,071	1,001,012
Inventories	805,452	792,644
Other current assets	181,962	171,749

Total current assets	3,462,385	3,157,567

Land and depreciable assets, less accumulated depreciation of $847,319 and $803,954, respectively	558,652	532,425
Goodwill and other long term assets	2,496,263	2,478,036

	$6,517,300	$6,168,028

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$534,381	$549,942
Accrued salaries, wages and employee benefits	107,755	104,859
Accrued income taxes	66,737	96,388
Accrued dividends	31,370	—
Other accrued expenses	170,880	157,252
Short-term debt	800,670	701,437

Total current liabilities	1,711,793	1,609,878

Long-term debt	1,542,891	1,431,437
Accrued pension and post employment benefit obligations	184,949	180,021
Other long-term liabilities	79,078	66,620

Equity:
Common stock	157	158
Additional paid-in capital	584,426	489,930
Accumulated earnings	2,444,843	2,424,372
Accumulated other comprehensive loss	(52,105)	(54,951)

Total shareholders’ equity attributable to Amphenol Corporation	2,977,321	2,859,509

Noncontrolling interests	21,268	20,563

Total equity	2,998,589	2,880,072

	$6,517,300	$6,168,028

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2014	2013

Cash flow from operating activities:
Net income	$336,219	$308,481
Adjustments to reconcile net income to cash provided by operating activities Depreciation and amortization	77,618	66,762
Stock-based compensation expense	19,249	17,175
Excess tax benefits from stock-based compensation payment arrangements	(18,103)	(16,023)
Net change in components of working capital	(41,254)	(26,727)
Net change in other long-term assets and liabilities	9,611	11,138

Net cash provided by operating activities	383,340	360,806

Cash flow from investing activities:
Additions to property, plant and equipment	(105,910)	(66,037)
Proceeds from disposals of fixed assets	1,351	1,412
Purchases of short-term investments	(356,032)	(408,845)
Sales and maturities of short-term investments	293,405	241,605
Acquisitions, net of cash acquired	(19,467)	(44,036)

Net cash used in investing activities	(186,653)	(275,901)

Cash flow from financing activities:
Issuance of senior notes	748,846	—
Borrowings under credit facilities	398,100	302,583
Repayments under credit facilities	(936,593)	(225,842)
Payment of fees and expenses related to debt financing	(5,751)	—
Proceeds from exercise of stock options	58,286	64,204
Excess tax benefits from stock-based compensation payment arrangements	18,103	16,023
Payments to shareholders of noncontrolling interests	(1,729)	(1,736)
Purchase and retirement of treasury stock	(250,159)	(181,108)
Dividend payments	(31,418)	(16,756)

Net cash used in financing activities	(2,315)	(42,632)

Effect of exchange rate changes on cash and cash equivalents	(1,127)	(9,464)

Net change in cash and cash equivalents	193,245	32,809
Cash and cash equivalents balance, beginning of period	886,838	690,850

Cash and cash equivalents balance, end of period	$1,080,083	$723,659

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Trade Sales:
Interconnect Products	$1,222,326	$1,045,751	$2,381,436	$2,041,677
Cable Products	91,846	90,316	178,810	174,195
Consolidated	$1,314,172	$1,136,067	$2,560,246	$2,215,872

Operating income:
Interconnect Products	$264,292	$230,082	$507,025	$443,383
Cable Products	11,691	12,443	22,272	24,043
Stock-based compensation expense	(9,973)	(8,890)	(19,249)	(17,171)
Other operating expenses	(10,200)	(9,622)	(20,083)	(19,285)
Operating income	$255,810	$224,013	$489,965	$430,970

Acquisition-related expenses	—	—	(2,020)	—
Consolidated	$255,810	$224,013	$487,945	$430,970

ROS%:
Interconnect Products	21.6%	22.0%	21.3%	21.7%
Cable Products	12.7%	13.8%	12.5%	13.8%
Stock-based compensation expense	-0.8%	-0.8%	-0.8%	-0.8%
Other operating expenses	-0.8%	-0.8%	-0.8%	-0.9%

ROS, excluding one-time items	19.5%	19.7%	19.1%	19.4%

Acquisition-related expenses	0.0%	0.0%	0.0%	0.0%
Consolidated	19.5%	19.7%	19.1%	19.4%